Exhibit 99.1

AMERICAN VANGUARD SHARES TO BEGIN TRADING ON THE NEW YORK STOCK EXCHANGE

TUESDAY, MARCH 7TH

Newport Beach, CA – March 3, 2006 – American Vanguard Corporation (AMEX: AVD) today announced that its common stock will commence trading on the New York Stock Exchange on Tuesday, March 7, 2006, one day sooner than originally anticipated. The Company’s ticker symbol will remain ‘AVD.’ Until the move, American Vanguard’s common stock will continue trading on the American Stock Exchange.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamental management, and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72), FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40) and Forbes’ 200 Best Small Companies (#59). 2005 marks the third consecutive year American Vanguard has been included on these three lists – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

American Vanguard, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by American Vanguard’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in American Vanguard’s SEC reports and filings. All forward-looking statements, if any, in this release represent American Vanguard’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.

Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Till

LTIll@equityny.com
(212) 836-9610